Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
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www.lw.com

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Milan
File No. 021038-0088

March 22, 2010
ViaSat, Inc.
6155 El Camino Real
Carlsbad, California 92009

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
          We have acted as special counsel to ViaSat, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the "Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes a base prospectus (the “Prospectus”). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).
          The Registration Statement registers the offering and sale of (i) one or more series of debt securities (collectively, “Debt Securities”) to be issued pursuant to indentures between the Company, as issuer, and a trustee, the form of which is attached as an exhibit to the Registration Statement (each, an “Indenture”), (ii) shares of Company common stock, par value $0.0001 per share (the “Common Stock”), (iii) shares of Company preferred stock, par value $0.0001 per share (the "Preferred Stock”), (iv) depositary shares representing shares of Preferred Stock (“Depositary Shares”), (v) warrants to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares (collectively, “Warrants”), and (vi) rights to purchase shares of Common Stock or Preferred Stock (“Rights”). The Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants and Rights are collectively referred to as the “Securities.”
          This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities.

March 22, 2010

          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
          1. When the Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, the specific terms of a particular series of Debt Securities have been duly established in accordance with such Indenture and authorized by all necessary corporate action of the Company and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such Indenture and in the manner contemplated by the Prospectus and the applicable Prospectus Supplement and by each such corporate action, such Debt Securities will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
          2. When an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the manner contemplated by the Prospectus and the applicable Prospectus Supplement and by such corporate action, such shares of Common Stock will be validly issued, fully paid and nonassessable.
          3. When a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Second Amended and Restated Certificate of Incorporation and authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Prospectus and the applicable Prospectus Supplement and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.
          4. When a deposit agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered by the Company, and when the specific terms of a particular issuance of Depositary Shares have been duly established in accordance with such deposit agreement and authorized by all necessary corporate action of the Company, and the Depositary Shares have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such deposit agreement and in the manner contemplated by the Prospectus and the applicable Prospectus Supplement and by such corporate action (and assuming the underlying Preferred Stock has been validly issued and deposited with the depositary), such Depositary Shares will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

March 22, 2010

          5. When a warrant agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered by the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with such warrant agreement and authorized by all necessary corporate action of the Company, and the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such warrant agreement and in the manner contemplated by the Prospectus and the applicable Prospectus Supplement and by such corporate action (and assuming the securities issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action), such Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          6. When a rights agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered by the Company, and when the specific terms of a particular issuance of Rights have been duly established in accordance with such rights agreement and authorized by all necessary corporate action of the Company, and the Rights have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such rights agreement and in the manner contemplated by the Prospectus and the applicable Prospectus Supplement and by such corporate action (and assuming the securities issuable upon exercise of the Rights have been duly authorized and reserved for issuance by all necessary corporate action), such Rights will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right

March 22, 2010

or property, (n) provisions purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (q) the severability, if invalid, of provisions to the foregoing effect.
          With your consent, we have assumed (i) that each of the Debt Securities and any related supplemental indenture or officers’ certificate establishing the terms thereof, Depositary Shares and any related deposit agreement, Warrants and any related warrant agreement and Rights and any related rights agreement (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (ii) that each of the Documents will be duly authorized, executed and delivered by the parties thereto other than the Company, (iii) that each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (iv) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP